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                                                                Exhibit 12.1

                                 Advanta Corp.
                                and Subsidiaries

            Statements setting forth details of computation of ratio
              of earnings to fixed charges and preferred dividends

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

                                                    Six Months
                                                      Ended
                                                   September 30,                         Year Ended December 31,
                                                  ---------------       --------------------------------------------------------
                                                  1995       1994       1994          1993         1992        1991         1990
                                                  ----       ----       ----          ----         ----        ----         ----
Net earnings before extraordinary items...     $ 99,097    $ 77,448    $106,063     $ 77,920     $ 48,037    $ 25,165     $ 15,095
Federal and state income taxes............       55,019      44,384      59,144       45,335       29,063      14,154        7,435
                                               --------    --------    --------     --------     --------    --------     --------

Earnings before income taxes and
  extraordinary items.....................      154,116     121,832     165,207      123,255       77,100      39,319       22,530
                                               --------    --------    --------     --------     --------    --------     --------

Fixed charges:
  Interest................................      115,203      64,954      94,758       79,303       93,545     109,139      112,636
  One-Third of all rentals................        1,170       1,341       1,809        1,591        1,252       1,103        1,031
                                               --------    --------    --------     --------     --------    --------     --------

Total fixed charges.......................      116,373      66,295      96,567       80,894       94,797     101,242      113,667
                                               --------    --------    --------     --------     --------    --------     --------
Earnings before income taxes
  extraordinary item and fixed charges...      $270,489    $188,127    $261,774     $204,149     $171,897    $149,561     $136,197
                                               --------    --------    --------     --------     --------    --------     --------

Ratio of earnings to fixed charges......           2.32x       2.84x       2.71x        2.52x        1.91x       1.36x        1.20x

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